News Release	EXHIBIT 99.1

P.O. Box 110 • Route 5 • South Deerfield • MA • 01373-0110

FOR IMMEDIATE RELEASE	Contact:	Robert R. Spellman
(413) 665-8306

THE YANKEE CANDLE COMPANY, INC. REPORTS RECORD
FISCAL 2004 FOURTH QUARTER AND FULL YEAR RESULTS
INITIATES CASH DIVIDEND
Fourth Quarter Sales Up 7%, Operating Profit Up 5%,
Net Income Up 7% and EPS Up 14%

South Deerfield, Mass –February 16, 2005 – The Yankee Candle Company, Inc. (“Yankee” or the “Company”) (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that financial results for the fourth quarter and fiscal year ended January 1, 2005 (“fiscal 2004”) set new records. Total sales for the fourth quarter were $218.9 million, a 7% increase over the year ago quarter. Total Company comparable sales for the fourth quarter were flat. Wholesale sales were $84.0 million, a 6% increase over the year ago quarter; and wholesale comparable sales decreased 1%. Retail sales were $134.9 million, a 7% increase over the fiscal 2003 fourth quarter. Comparable sales in the 285 retail stores that have been open more than one year and mailorder hub increased 1% and retail comparable store sales also increased 1% in the fourth quarter. Excluding the Company’s South Deerfield flagship store, retail comparable store sales increased 2% in the fourth quarter.

Yankee opened 11 new Yankee Candle retail stores during the fourth quarter and ended the quarter with 343 stores in 43 states. The Company also operated two Old Farmer’s Almanac test concept stores at the end of the fourth quarter.

The fourth quarter of fiscal 2003 consisted of 14 weeks and the year consisted of 53 weeks. Comparing similar 13 week periods for the fourth quarters of fiscal 2004 and fiscal 2003, total sales increased 10%, wholesale sales increased 8% and retail sales increased 12%.

Operating profit for the fiscal 2004 fourth quarter increased 5% to $79.0 million, from $75.1 million for the prior year quarter.

Net income for the fiscal 2004 fourth quarter increased 7% to $48.0 million, or $1.00 per common share on a diluted basis, from $44.9 million, or $0.88 per common share on a diluted basis for the prior year quarter.

“Yankee recorded another quarter of strong sales and profit, in fact the strongest quarter in the Company’s history. However, we did not achieve the total sales or profit goals for the quarter that we set for ourselves, primarily due to below plan wholesale sales,” said Craig W. Rydin, Yankee’s Chairman and Chief Executive Officer.

“While we did not achieve the growth in wholesale sales that we had targeted to achieve; wholesale sales did increase in both our domestic and international operations. Moreover, the 6% increase in wholesale sales was on top of 21% growth in the fourth quarter of 2003. Comparing similar 13 week periods in the fourth quarters of fiscal 2004 and fiscal 2003, wholesale sales increased 8% on top of 19% growth in the prior year quarter. Our wholesale customers did not replenish their inventories as we had expected they would. Our post quarter end assessment of our wholesale business is that we believe our customers were more conservative with their inventory levels in general; and chose to sell down inventory and be more cautious with replenishment. We sold more Yankee candles to our wholesale customers in the fourth quarter of 2004 than in the prior year quarter, so we continued to develop our brand position in the premium scented candle market. Moreover, we remain confident in our ability to increase sales in our domestic and international wholesale operations through a combination of increasing sales to existing customers and adding new customers.”

“Beyond the disappointment with the wholesale sales growth rate, there were notable highlights. We achieved record sales, operating profit, net income and earnings per share for a quarter and year. In the fourth quarter our retail operations generated positive comparable store sales growth, for the first time since the second quarter of fiscal 2001. Cash generated from operating activities increased 12% to $123.1 million; and free cash flow increased 7% to $110.2 million (1).”

Total sales for fiscal 2004 were $554.2 million, a 9% increase over fiscal 2003. Total Company comparable sales for 2004 increased 3%. Wholesale sales were $270.7 million, a 12% increase over fiscal 2003; and wholesale comparable sales increased 5%. Retail sales were $283.5 million, a 6% increase over fiscal 2003. Comparable store sales in the 285 stores that have been open more than one year and mailorder hub decreased 2% for fiscal 2004. Retail comparable store sales also decreased 2%.

Comparing similar 52 week periods for fiscal years 2004 and 2003, total sales increased 10%, wholesale sales increased 12% and retail sales increased 8%.

Operating profit for fiscal 2004 increased 10% to $139.3 million, from $127.0 million operating profit for fiscal 2003.

Net income for fiscal 2004 increased 11% to $82.7 million, or $1.68 per common share on a diluted basis, from $74.8 million, or $1.40 per common share on a diluted basis for fiscal 2003.

During the fiscal 2004 fourth quarter the Company purchased a total of 452,349 shares of its Common Stock for an aggregate purchase price of $13.4 million, which completed the stock repurchase program announced on February 18, 2004. The Company purchased a total of 3,480,149 shares of its Common Stock for an aggregate purchase price of $100.0 million during fiscal 2004.

Yankee also announced that its Board of Directors has authorized the Company to initiate a cash dividend, at an annual rate of $0.25 per share of outstanding common stock. The first semi-annual payment of $0.125 per share will be paid on June 1, 2005, to shareholders of record on May 11, 2005.

[1]	$123.1 million cash generated from operating activities less $12.9 million cash used in investing activities.

“Yankee’s business model has generated strong cash flow from operations, significantly in excess of cash requirements to fund capital investments. Strong free cash flow has enabled Yankee to complete two $100 million stock repurchase programs, one each in 2003 and 2004; and previously announced a new $100 million stock repurchase program that will begin in 2005. This dividend declaration allows Yankee another means to enhance shareholder value; while remaining committed to infrastructure and growth investments,” said Mr. Rydin.

The Company provided sales and EPS guidance for fiscal 2005. For the full year the Company expects approximately 10% - 11% total sales growth, including 8% - 11% in the first quarter. For the full year the Company expects 11% - 12% growth in fully diluted earnings per share, including 10% - 14% in the first quarter. The EPS guidance does not include the benefit from any stock that may be repurchased in 2005.

Lease Accounting Matters

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission issued a letter to the Center for Public Company Audit Firms, American Institute of Certified Public Accountants regarding certain accounting matters related to operating leases and their application under generally accepted accounting principles. Based on an internal review and consultation with its independent auditors, the Company has identified an error in its accounting practices associated with construction allowances. Historically, these allowances were classified on the balance sheet as a reduction of property, plant and equipment; and amortized as a reduction of depreciation and amortization expense over the lease term. In the Consolidated Statement of Cash Flows, these allowances were recorded as a reduction in the purchase of property and equipment. To correct this error, the Company will now record construction allowances as a deferred rent credit, which will be amortized as a reduction of rent expense over the lease term. This change will not affect the income statement classification of these amounts since both amortization expense and rent expense are classified in retail selling expenses in the Consolidated Statements of Operations, nor does it impact historical or current period net income since the amortization period is the same.

The Company has recorded the necessary adjustments to its Balance Sheet as of January 1, 2005 and Consolidated Statement of Cash Flows for the fifty-two weeks ended January 1, 2005. The adjustments recorded on the January 1, 2005 balance sheet were to increase property, plant and equipment by $5.8 million and increase deferred rent by the same amount. The adjustments recorded on the statement of cash flows resulted in a $2.2 million increase in net cash provided by operating activities and a $2.2 million increase in net cash used in investing activities. Prior years’ Balance Sheets and Consolidated Statements of Cash Flows will not be restated due to the immateriality of the adjustments.

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) this morning to more fully discuss fiscal 2004 fourth quarter and full year results. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, then select the “Investor Information” link. Enter your registration information, 10 minutes prior to the start of the conference.

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the giftware industry. Yankee has a 35 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 15,600 store locations, a growing base of Company owned and operated retail stores (345 located in 43 states as of January 1, 2005), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,200 store locations (through its distribution center located in Bristol, England).

This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2005 and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks			Fourteen Weeks			Fifty-Two			Fifty-Three
	Ended			Ended			Weeks Ended			Weeks Ended
	January 1, 2005			January 3, 2004			January 1, 2005			January 3, 2004
Sales:
Retail	$134,867	61.62%		$126,045	61.47%		$283,482	51.15%		$266,649	52.42%
Wholesale	83,995	38.38%		79,013	38.53%		270,720	48.85%		241,988	47.58%

Total sales	218,862	100.00%		205,058	100.00%		554,202	100.00%		508,637	100.00%

Cost of sales	84,346	38.54%		80,114	39.07%		230,519	41.59%		215,316	42.33%

Gross profit	134,516	61.46%		124,944	60.93%		323,683	58.41%		293,321	57.67%

Selling expenses:
Retail	37,595	27.88	%(A)	32,254	25.59	%(A)	116,101	40.96	%(A)	103,858	38.95	%(A)
Wholesale	4,310	5.13	%(B)	3,331	4.22	%(B)	15,232	5.63	%(B)	11,919	4.93	%(B)

Total selling expenses	41,905	19.15%		35,585	17.35%		131,333	23.70%		115,777	22.76%

General & administrative expenses	13,609	6.22%		14,289	6.97%		53,023	9.57%		50,561	9.94%

Income from operations	79,002	36.10%		75,070	36.61%		139,327	25.14%		126,983	24.97%
Interest income	(4)	0.00%		(2)	0.00%		(13)	0.00%		(31)	-0.01%
Interest expense	1,091	0.50%		1,352	0.66%		4,152	0.75%		3,826	0.75%
Other income	(1,380)	-0.63%		(569)	-0.28%		(1,488)	-0.27%		(425)	-0.08%

Income before provision for income taxes	79,295	36.23%		74,289	36.23%		136,676	24.66%		123,613	24.30%
Provision for income taxes	31,322	14.31%		29,344	14.31%		53,987	9.74%		48,827	9.60%

Net income	$47,973	21.92%		$44,945	21.92%		$82,689	14.92%		$74,786	14.70%

Basic earnings per share	$1.01			$0.88			$1.70			$1.41

Diluted earnings per share	$1.00			$0.88			$1.68			$1.40

Weighted average basic shares outstanding	47,456			50,828			48,749			53,024
Weighted average diluted shares outstanding	47,867			51,265			49,136			53,419

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	Jan. 1, 2005
	(unaudited)	Jan. 3, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$36,424	$40,730
Accounts receivable, net	28,231	24,251
Inventory	46,901	42,186
Prepaid expenses and other current assets	8,112	6,608
Deferred tax assets	3,876	3,128

Total Current Assets	123,544	116,903
Property, Plant And Equipment, net	126,365	114,774
Marketable Securities	1,499	1,604
Deferred Financing Costs	451	588
Deferred Tax Assets	84,697	100,346
Other Assets	9,803	466

Total Assets	$346,359	$334,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$20,246	$23,527
Accrued payroll	14,492	13,348
Accrued income taxes	26,264	22,025
Other accrued liabilities	18,435	15,168
Long-term debt, current portion	—	65,000

Total Current Liabilities	79,437	139,068
Deferred Compensation Obligation	1,659	1,525
Long-Term Debt	75,000	—
Deferred Rent	10,600	3,815
Stockholders’ Equity	179,663	190,273

Total Liabilities And Stockholders’ Equity	$346,359	$334,681

The Yankee Candle Company, Inc.
February 16, 2005 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
Retail Stores	11	60	345
Wholesale Customer Locations - North America	200	1,500	15,600
Wholesale Customer Locations - Europe	200	450	2,200
Square Footage - Gross	18,787	90,745	653,797
Square Footage - Selling	14,867	72,691	518,374
Total Company Comp Sales Increase %	0%	3%
Wholesale Comp Sales Increase %	-1%	5%
Retail Comp Store Sales Increase %	1%	-2%
Retail Comp Store Count	285		285
Retail Comp Store Sales Incr. %, excl. S.Deerfield	2%	-1%
Retail Comp Store & Hub Sales Increase %	1%	-2%
Sales per Square Foot (1)		$594
Store Count		284

Gross Profit *
Retail $	$92,754	$192,821
Retail %	68.77%	68.02%
Wholesale $	$41,762	$130,862
Wholesale %	49.72%	48.34%

Segment Profit *
Retail $	$55,159	$76,720
Retail %	40.90%	27.06%
Wholesale $	$37,452	$115,631
Wholesale %	44.59%	42.71%

Depreciation & Amortization *	$5,849	$21,850
Inventory per Store	$42,000
Inventory Turns	6.0	4.5 (2)
Capital Expenditures *	12,933	28,908

*	Dollars in thousands

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.

(2)	Rolling four quarters.